57


                                                            EXHIBIT 99


                       DAIN RAUSCHER CORPORATION


        CAUTIONARY STATEMENTS FOR PURPOSES OF THE "SAFE HARBOR"
  PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

      The Company desires to take advantage of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 and is filing this cautionary statement in connection with such safe harbor legislation. This filing, the Company's Annual Report to Shareholders, any Form 10-K, Form 10-Q or Form 8-K of the Company or any other written or oral statements made by or on behalf of the Company may include forward-looking statements which reflect the Company's current views with respect to future events and financial performance. The words "believe," "expect," "anticipate," "intends," "estimate," "forecast," "project," "should" and similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995.

      The Company wishes to caution investors that any forward-looking statements made by or on behalf of the Company are subject to uncertainties and other factors that could cause actual results to differ materially from such statements. These uncertainties and other factors include, but are not limited to, the "Risk Factors" listed below. Though the Company has attempted to list comprehensively these important factors, the Company wishes to caution investors that other factors may in the future prove to be important in affecting the Company's results of operations. New factors emerge from time to time and it is not possible for management to predict all such factors, nor can it assess the impact of each such factor on the business or the extent to which any factor, or a combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

      Investors are further cautioned not to place undue reliance on such forward-looking statements as they speak only to the Company's views as of the date the statement is made. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Volatile Nature of the Securities Business

      The Company's principal business activities, securities broker-dealer and investment banking operations, as well as its investment advisory, clearing and other services, are highly competitive and subject to various risks, including volatile or illiquid trading markets, fluctuations in the volume of market activity, counterparty or customer failure to meet commitments and losses and expenses resulting from litigation and regulatory proceedings. The securities business is directly affected by a variety of factors beyond the Company's control. Such factors include market conditions and psychology, the availability and cost of short-term or long-term funding and capital, the credit capacity or perceived creditworthiness of the Company and the securities industry in the marketplace, the level and volatility of interest rates, inflation and deflation economic and political conditions, broad trends in business and finance, and legislation and regulation affecting the national and international business and financial communities and the securities markets. These and other factors can result in significant fluctuations in the Company's revenues and operating results from quarter to quarter and from year to year.

      Since approximately 1990, the securities markets have enjoyed a sustained bull market that is virtually unprecedented. This, in turn, has fueled tremendous growth in revenues and income for securities firms generally, including the Company. Particularly in comparison to these favorable conditions, volatile or illiquid trading markets could expose the Company to the risk of trading losses and losses resulting from the ownership or underwriting of securities. Reductions in the volume of market activity or in securities prices generally can result in reduced commission and principal transaction revenues and reduced investment banking and asset management fees as fewer transactions are effected and the value of the securities being sold and assets under management declines. In periods of low transaction volume, results of operations can be further adversely affected because certain expenses remain relatively fixed. Sudden sharp declines in market values of securities can result in illiquid markets, which, in turn, may result in the Company having difficulty selling securities, hedging its securities positions and investing funds under its management and can increase the frequency and size of credit extensions and counterparty and customer failures to meet commitments. Such unfavorable market conditions may further reduce demand for the Company's investment banking and other services.

Competition

      All aspects of the Company's business are highly competitive. The Company competes directly and indirectly for customers with national and regional full-service broker-dealers, discount broker-dealers, investment banking firms, investment advisors, commercial banks, insurance companies, mutual fund companies, money managers, financial planners and others.

      The Company also competes with others in the financial services industry with respect to the recruiting and retention of revenue producing employees. The financial services industry has become more concentrated recently as numerous securities firms have either ceased operations, eliminated certain business lines or have merged with or been acquired by other firms. International financial services firms have also moved aggressively into the U.S. securities, banking and other financial sectors. Industry consolidation has increased competition from firms having significantly greater equity capital, financial and other resources than the Company. The Company expects competition from domestic and international commercial banks to continue to increase in light of recent loosening of Federal Reserve Board rules limiting the underwriting and other activities of securities subsidiaries of bank holding companies. Acquisitions of securities firms by banks have brought entirely new sources of capital into the securities industry, resulting in more competition for the Company's businesses. Legislative proposals currently under consideration would eliminate the remaining limit on securities activities of banks and would permit commercial banks and their affiliates to offer additional services which have traditionally been provided only by securities and money management firms.

Dependence on Personnel

      Most aspects of the Company's business are highly dependent on the services of skilled professional employees. The Company devotes considerable resources to recruiting, training, retaining and compensating such individuals. The level of competition for experienced revenue-producing personnel is extremely intense and levels of compensation for skilled employees has risen accordingly. The loss of key personnel or the inability to recruit and retain key personnel in the future could materially and adversely affect the Company's results of operations. In addition, a key component of the Company's growth strategy is to increase penetration of existing markets, enter into new markets and expand the kinds of products or services it provides. The Company's ability to succeed in pursuit of such strategy is highly dependent on its ability to recruit and retain experienced revenue-producing and other personnel.

Implementation of the Company's Strategies

      The Company's business strategy is to gain a competitive edge in the marketplace by coupling the regional and industry expertise, knowledge, brand names, capital and customer relationships of its former broker-dealer subsidiaries into a single, more powerful brand name that will enable it to simplify its management structure gain economies of scale and critical mass and become more responsive to competitive changes. In order to remain competitive, the Company must grow its revenues through further penetration of existing markets, entry into new markets and expansion of the products and services it provides, including possible expansion into related lines or business. There can be no assurance that the Company will be able to identify and capitalize on service, product or market opportunities that will further the Company's strategy and enhance its business, results of operations or financial condition. While the Company has grown successfully through strategic acquisitions in the past, there can be no assurance that the Company in the future will be able to successfully identify, compete for or acquire on favorable terms or integrate the business and operations of any acquired business or entity with the Company's existing operations.

Dependence on Systems

      The Company's business is highly dependent on communications, trading, information and data processing systems. As with other areas, the Company's technology demands have grown considerably in recent years and are anticipated to continue to grow dramatically in the years ahead. Investor interest and competitive forces in areas such as electronic order entry and access to customer statements (including through the Internet) could strain the Company's technology resources or force it to incur substantial expenses in expanding these resources. New regulations imposing additional audit trail and other data capture and retention requirements will cause the Company to incur further significant expenses. The Company has outsourced certain of its communications and quotations and trading systems services and currently maintains its own back-office processing system. Although the Company and its vendors have in place tested disaster recovery systems, any failure or interruption of the Company's or a vendor's systems could cause delays in the Company's securities trading and processing activities and an inability to execute client transactions, which could have a material adverse effect on the Company's operating results. There can be no assurance that the Company or a vendor will not suffer any such systems failure or interruption or that the Company's or a vendor's backup procedures and disaster recovery capabilities will be adequate. As technology develops and industry practices and regulations change, the Company must update or replace various of its key systems, including, in particular, its back-office data processing system, in order to remain competitive. The Company has, in fact, committed to upgrade its current back-office processing system via an internal development process between 1998 and 2002 at an expected cost of approximately $17 million. There can be no assurance that the Company, during the process of upgrading its current back-office processing system, will not encounter technological difficulties, cost overruns, problems obtaining the necessary quantity and quality of development personnel, or difficulties in purchasing necessary components of such a system from outside vendors. Further, there can be no assurance that the back-office processing system, upon completion, will be state-of-the-art and that the system upgrade or implementation process will not result in interruption of the Company's business or delivery of its products and services to customers.

      It has become widely known that certain technological problems may arise in connection with reaching the Year 2000. Beginning with the Company's consolidation of the back-office brokerage operations of Dain Bosworth and Rauscher Pierce Refsnes in 1993, the Company has upgraded and/or replaced the bulk of its mission-critical data processing systems. Such upgrade and replacement projects were performed primarily for competitive reasons, though they included the added benefit of making such systems Year 2000 compliant. Upgrades or replacements necessary to achieve Year 2000 compliance for the Company's remaining mission-critical systems are expected to be completed in 1998 and the costs related to such upgrades or replacements are not expected to have a material effect on the Company's consolidated financial statements. During 1999, the Company, along with the rest of the securities industry, expects to test systems interdependencies with outside parties. While there can be no assurance, the Company believes that its internal systems will not experience significant disruption in connection with the Year
2000.   There  can be no assurance that another entity's  failure  to ensure  Year  2000 readiness would not have an adverse effect  on  the
Company. In particular, if the Company's internal systems or if the Company's vendors and other information providers or the securities exchanges, clearing agencies and other securities firms or financial institutions with which the Company transacts business experience any significant disruption in connection with the Year 2000, such disruption may have a material adverse effect on the Company's results of operations.

Dependence on Sources of Financing

      The Company, like others in the securities industry, relies on external sources to finance a significant portion of its day-to-day operations, principally customer margin account balances, securities inventory and underwriting positions and certain other transactions. The principal sources of the Company's cash and liquidity are retained
earnings,   cash   balances  held  on  behalf  of  customers   pending
investment, collateralized repurchase agreements, collateralized  bank
loans  and  securities  lending  activities.   The Company also has  a
$50 million unsecured committed revolving credit  facility  available.
The  Company  maintains uncommitted   credit  lines  with a number  of
banks   aggregating approximately $414 million, of which $600  million
had been drawn  down as  of February 28, 1998.   The Company will also
be dependent upon an $80 million subordinated debt commitment it has with a bank in order to finance the pending March 31, 1998 acquisition of Wessels, Arnold & Henderson, LLC. Finally, because a substantial
portion  of  the   Company's  capital  resources  could  be  used  for
acquisitions, including the acquisition of Wessels, Arnold & Henderson, LLC, the Company may require additional debt or equity financing for
its  operations,  which financing   may  not  be  available  on  terms
favorable to the Company,  if at  all.    Availability of financing to
the Company can vary depending on market conditions, the volume of certain trading activities, credit ratings, credit capacity and the overall availability of credit to the financial services industry. See "Liquidity and Capital Resources."

Use of Derivative Financial Instruments

      The Company enters into certain financial futures contracts and option contracts in the ordinary course of its business to hedge or modify exposures to interest rate fluctuations related to interest-rate-sensitive securities in its trading inventories. While the use of these derivatives is intended to allow the Company to better manage certain risks, it is possible that, over time, mis-matches may arise with respect to the derivatives and the cash market instruments they are intended to hedge. Discrepancies can also arise between the derivative and cash markets. Derivatives also have risks that are similar in type to the risks of the cash market instruments on which their values are based. For example, in times of market stress, sharp price movements or reductions in liquidity in the cash markets may be related to comparable or even greater price movements and reductions in liquidity in the derivative markets. Further, the risks associated with derivatives are potentially greater than those associated with the related cash market instruments because of the additional complexity and potential for leverage. In addition, derivatives may create credit risk (the risk that a counterparty on a derivative transaction will not fulfill its contractual obligations), as well as legal, operational and other risks beyond those associated with the underlying cash market instruments on which their values are based.

Federal and State Regulation; Net Capital Requirements

      The Company's business is, and the securities and commodities industries are, subject to extensive regulation in the United States, at both the federal and state level, as well as by industry self-regulatory organizations. As a matter of public policy, regulatory bodies are charged with safeguarding the integrity of the securities and other financial markets and with protecting the interests of customers participating in those markets and not with protecting the interests of the Company's stockholders and creditors. In addition, self-regulatory organizations and other regulatory bodies in the United States, such as the Commission, the New York Stock Exchange, Inc. (the "NYSE"), the National Association of Securities Dealers, Inc. and the Municipal Securities Rulemaking Board, require strict compliance with their rules and regulations. Failure to comply with any of these laws, rules or regulations, many of which are quite complex and subject to interpretation, could result in a variety of adverse consequences including censure, fines, suspension, revocation or reduction of the right to do business of key persons associated with the Company or the Company itself, and private rights of action for damages, which could have a material adverse effect upon the Company's consolidated financial condition or results of operations.
      The laws and regulations, as well as governmental policies and accounting principles, governing the financial services and banking industries have changed significantly over recent years and are expected to continue to do so. During the last several years Congress has considered numerous proposals that would significantly alter the structure and regulation of such industries. Certain of such changes, if adopted, could materially and adversely affect the business and operations of the Company. The Company's businesses may also be materially affected by regulations of general application, such as existing and proposed tax legislation, antitrust policy and other governmental regulations and policies (including the interest rate and other monetary policies of the Federal Reserve Board).

      The Commission, the NYSE, and various other exchanges and regulatory bodies in the United States have rules with respect to net capital requirements which affect the Company. These rules have the effect of requiring that at least a substantial portion of a broker-dealer's assets be kept in cash or highly liquid investments. Compliance with the net capital requirements by Dain Rauscher could limit operations that require extensive use of capital, such as underwriting or trading activities and constrain the ability of the Company to grow its business, either through internal expansion or by acquisitions. A significant operating loss or any unusually large charge against net capital could have a material adverse effect on the Company's ability to operate its business. The net capital rules could also restrict the ability of the Company to withdraw capital from Dain Rauscher, even in circumstances in which it has more than the minimum amount of required capital. Such restrictions, in turn, could limit the ability of the Company to pay dividends, implement its strategies, pay interest on and repay the principal of its debt and redeem or repurchase shares of outstanding capital stock.

Litigation

      Many aspects of the securities brokerage and investment banking businesses involve substantial risks of liability. In recent years, there has been an increasing incidence of litigation and regulatory enforcement proceedings involving the securities industry. Such actions include class action suits that generally seek substantial damages, other suits seeking punitive and/or treble damages and administrative and court proceedings brought by regulatory agencies seeking fines, injunctions, suspensions and bars from future participation in the business against securities firms and, in some cases, their employees and officers. Underwriters are subject to substantial potential liability for material misstatements and omissions in prospectuses and other communications with respect to underwritten offerings of securities. Like other securities brokerage firms, the Company and certain of its personnel have been named or threatened to be named as defendants in legal and regulatory proceedings which cause the Company to expend substantial financial and managerial resources in order to defend itself. The outcome of any legal or regulatory proceeding is uncertain. The settlement of any such proceeding under adverse circumstances or an adverse judgment in connection with any such proceeding may have a material adverse effect on the Company's consolidated financial condition or results of operations.